Exhibit (h)(6)

FEE WAIVER AGREEMENT

This Fee Waiver Agreement (the “Agreement”) is made and entered into as of September 18, 2025 by and between USCF Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Miller/Howard Investments, Inc., a Delaware corporation (the “Sub-Adviser” and, with the Adviser, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into an Investment Sub-Advisory Agreement dated as of February 18, 2021, and amended as of May 26, 2022 (the “Sub-Advisory Agreement”) to allow the Sub-Adviser to provide sub-advisory services to the USCF Midstream Energy Income Fund (the “Fund”);

WHEREAS, Schedule B of the Sub-Advisory Agreement sets forth the fees that the Adviser shall pay to the Sub-Adviser; and

WHEREAS, the Adviser has agreed to contractually waive a portion of its investment management fee paid pursuant to the Investment Advisory Agreement by and between the Adviser and USCF ETF Trust, a Delaware statutory trust (the “Trust”) dated April 10, 2018, as amended from time to time (the “Investment Advisory Agreement”), for the Fund effective as of October 1, 2025;

WHEREAS, to support the marketability of the Fund, the parties have agreed that the Sub-Adviser shall waive a portion of its fee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Sub-Advisory Agreement, and for other good and valuable consideration, the Parties agree as follows:

1.	Fee Waiver. Effective as of October 1, 2025 through October 31, 2026 (the “Waiver Period”), the Sub-Adviser shall waive the sub-advisory fees otherwise payable to it under the Sub-Advisory Agreement for the Fund, including as set forth on Schedule B of the Sub-Advisory Agreement, as follows:

Fund Name	Sub-Advisory Fee Waiver Amount	Sub-Advisory Fee After Waiver
USCF Midstream Energy Income Fund (UMI)	8 basis points	30 basis points

The Sub-Adviser shall continue to waive its fee for the Waiver Period. Following the Waiver Period, the parties may choose to renew or amend this Waiver Agreement. The amount of the sub-advisory fee waived for the Waiver Period shall not be subject to recoupment by the Sub-Adviser.

2.	Termination. This Agreement shall terminate immediately upon termination of the Sub-Advisory Agreement.

3.	Amendment. This Agreement may be amended only by an instrument in writing signed by both Parties hereto.

4.	Other Provisions. The provisions of the Sub-Advisory Agreement that are not amended or deleted by this Agreement remain unchanged and in full force and effect.

5.	Defined Terms. All capitalized terms used, but not defined in this Agreement, have the definitions given them in the Sub-Advisory Agreement.

6.	Signatures. This Agreement may be signed in counterparts. A scanned portable document format (pdf) transmission of a signature page will be considered an original signature page.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed intend to be legally bound by it, as of the date first written above.

USCF ADVISERS, LLC:		Miller/Howard Investments, Inc.:

By:	/s/ John P. Love	By:	/s/ Luan Jenifer
Name:	John P. Love	Name:	Luan Jenifer
Title:	President	Title:	CEO & President
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